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                                                                    EXHIBIT 99.1

                                                           For Immediate Release
                                                                  March 27, 2001
                                                           Contact: Barry Rubens
                                                                    704.722.2404
                                                                  Mary Jean King
                                                                    704.722.3741

                CT COMMUNICATIONS ANNOUNCES STOCK REPURCHASE PLAN

         CT Communications, Inc. [Nasdaq: CTCI] announced today that it intends to repurchase up to 1,000,000 shares (approximately 5%) of its outstanding common stock from time to time over the next 12 months in open market and privately negotiated transactions.

         Michael Coltrane, CT Communications, Inc.'s President and Chief Executive Officer, stated: "The Board of Directors considers CT Communications, Inc.'s stock to be an attractive investment at recent market levels. Its objective in authorizing the repurchase program is to increase earnings per share of those shares of CT Communications, Inc. stock that remain outstanding after the repurchases."

         CT Communications, Inc. presently has 18,867,555 shares of common stock outstanding. As of December 31, 2000, the company reported total assets of $259 million and shareholders equity of $175 million. The company reported net income of $40.8 million for the year ended December 31, 2000, including a $23.7 million after-tax gain on the sale of an investment. The company anticipates primarily funding this repurchase program with the gains on the sale of stock in their investment portfolio.

         CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North and South Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and digital wireless services.